                                 EXHIBIT NO. 19

                     REPORTS FURNISHED TO SECURITY-HOLDERS

Deloitte &
 Touche LLP
-----------          -----------------------------------------------------------
     [LOGO]          250 East Fifth Street             Telephone: (513) 784-7100
                     P.O. Box 5340
                     Cincinnati, Ohio 45201-5340

INDEPENDENT ACCOUNTANTS' REPORT

To the Directors of
  Cintech Tele-Management Systems, Inc.

We have reviewed the accompanying balance sheets of Cintech Tele-Management Systems, Inc. (the "Company") as of March 31, 1997 and 1996 and the related statements of operations for the three months and the nine months then ended and of stockholders' equity and cash flows for the nine months then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytic procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of the Company as of June 30, 1996, and in our report dated August 23, 1996, we expressed an unqualified opinion on that balance sheet.


/s/ DELOITTE & TOUCHE LLP


April 28, 1997





---------------
Deloitte Touche
Tohmatsu
International
---------------

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

BALANCE SHEETS
MARCH 31, 1997, JUNE 30, 1996 AND MARCH 31, 1996

---------------------------------------------------------------------------------------------------------------------------

                                                                MARCH 31,             JUNE 30,             MARCH 31,
ASSETS                                                            1997                  1996                 1996
                                                               (UNAUDITED)                                (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents                                    $  313,169            $  203,441           $  113,076
  Marketable securities (Notes 3,5)                               537,061               770,391              928,875
  Accounts receivable, trade - (Net of allowance
    of $58,030, $53,726 and $55,261 at
    March 31, 1997, June 30, 1996 and
    March 31, 1996, respectively) (Note 2)                        984,945             1,151,471            1,210,945
  Inventory (Note 2)                                              158,830             1,009,960            1,012,008
  Prepaid expenses                                                 25,552                18,224               15,845
                                                               ----------            ----------           ----------
           Total current assets                                 2,019,557             3,153,487            3,280,749
                                                               ----------            ----------           ----------

FIXED ASSETS (Note 2):
  Equipment                                                       602,263               574,551              546,481
  Furniture and fixtures                                          125,372               123,906              123,586
                                                               ----------            ----------           ----------
           Total                                                  727,635               698,457              670,067
  Less accumulated depreciation                                  (480,120)             (394,184)            (362,854)
                                                               ----------            ----------           ----------
           Total fixed assets - net                               247,515               304,273              307,213
                                                               ----------            ----------           ----------

OTHER ASSETS:
  Deposits                                                                                                     5,062
  Deferred software development
    costs - net (Note 2)                                          340,550               303,205              268,753
                                                               ----------            ----------           ----------
           Total other assets                                     340,550               303,205              273,815
                                                               ----------            ----------           ----------
TOTAL                                                          $2,607,622            $3,760,965           $3,861,777
                                                               ==========            ==========           ==========

See notes to financial statements.

----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND                                                 MARCH 31,              JUNE 30,            MARCH 31,
STOCKHOLDERS' EQUITY                                              1997                   1996                 1996
                                                               (UNAUDITED)                                (UNAUDITED)
CURRENT LIABILITIES:
  Accounts payable                                            $   747,805            $  649,271           $  860,777
  Accrued liabilities:
    Accrued salaries                                              129,696                82,228              103,517
    Accrued payroll taxes                                           2,239                13,568                6,780
    Accrued vacation                                               77,728                60,945               49,803
    Accrued lease termination costs (Notes 4, 5)                                                             158,950
    Other                                                         157,249               128,542               85,387
  Current portion of notes payable (Note 5)                        85,000               100,000
  Deferred maintenance revenue (Note 2)                           173,363               140,667               90,519
                                                               ----------            ----------           ----------
           Total current liabilities                            1,373,080             1,175,221            1,355,733

ACCRUED LEASE TERMINATION
  COSTS (Note 4, 5)                                                                                           37,118
                                                               ----------            ----------           ----------
NOTES PAYABLE (less current portion)
(Note 5)                                                                                 30,000
                                                               ----------            ----------           ----------

STOCKHOLDERS' EQUITY (Notes 1, 6, 7):
  Common stock                                                  8,982,842             8,982,580            8,972,958
  Contributed capital                                             675,757               675,757              675,757
  Treasury stock                                                   (2,290)               (2,290)              (2,290)
  Accumulated deficit                                          (8,421,767)           (7,100,303)          (7,177,499)
                                                               ----------            ----------           ----------
           Total stockholders' equity                           1,234,542             2,555,744            2,468,926
                                                               ----------            ----------           ----------
TOTAL                                                          $2,607,622            $3,760,965           $3,861,777
                                                               ==========            ==========           ==========

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS AND NINE MONTHS ENDED MARCH 31, 1997 AND 1996

------------------------------------------------------------------------------------------------------------------------------
                                                       FOR THE THREE MONTHS ENDED            FOR THE NINE MONTHS ENDED
                                                       MARCH 31,        MARCH 31,          MARCH 31,            MARCH 31,
                                                         1997             1996               1997                 1996
NET SALES (Note 2)                                    $1,934,725       $2,337,700         $ 5,062,611          $5,942,822

COST OF PRODUCTS SOLD                                    261,796          904,059             663,752           2,076,052

RESERVE FOR OBSOLETE INVENTORY (Note 2)                  824,385                              824,385

AMORTIZATION AND WRITE-OFF OF DEFERRED SOFTWARE
  DEVELOPMENT COSTS (Note 2)                              62,272           37,755             107,514             103,306

LICENSING FEES                                           386,728          119,267             982,895             385,152
                                                      ----------       ----------          ----------          ----------
GROSS PROFIT                                             399,544        1,276,619           2,484,065           3,378,312

RESEARCH AND DEVELOPMENT                                  78,285           39,074             285,800             233,605

SELLING, GENERAL AND ADMINISTRATIVE (Notes 2, 4)       1,212,824        1,270,344           3,542,663           3,363,627

LEASE TERMINATION COSTS (Notes 4, 5)                                       23,693                                  74,943
                                                      ----------       ----------          ----------          ----------
LOSS FROM OPERATIONS                                    (891,565)         (56,492)         (1,344,398)           (293,863)

OTHER INCOME - Interest income                             7,184           13,649              22,934              57,120
                                                      ----------       ----------          ----------          ----------

NET LOSS                                              $ (884,381)      $  (42,843)        $(1,321,464)         $ (236,743)
                                                      ==========       ==========         ===========          ==========
NET LOSS PER COMMON SHARE (Note 6)                    $    (0.07)      $       --         $     (0.11)         $    (0.02)
                                                      ==========       ==========         ===========          ==========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED MARCH 31, 1997 AND 1996

-------------------------------------------------------------------------------------------------------------
                                     COMMON                                                        TOTAL
                                      STOCK       CONTRIBUTED     TREASURY      ACCUMULATED     STOCKHOLDERS'
                                  NO PAR VALUE     CAPITAL         STOCK          DEFICIT          EQUITY
BALANCE AT JUNE 30, 1995           $8,965,690       $675,757      $(2,290)     $(6,940,756)      $ 2,698,401

SALE OF COMMON STOCK                    7,268                                                          7,268

NET LOSS                                                                          (236,743)         (236,743)
                                   ----------       --------      -------      -----------       -----------
BALANCE AT MARCH 31, 1996          $8,972,958       $675,757      $(2,290)     $(7,177,499)      $ 2,468,926
                                   ==========       ========      =======      ===========       ===========

BALANCE AT JUNE 30, 1996           $8,982,580       $675,757      $(2,290)     $(7,100,303)      $ 2,555,744

SALE OF COMMON STOCK                      262                                                            262

NET LOSS                                                                        (1,321,464)       (1,321,464)
                                   ----------       --------      -------      -----------       -----------
BALANCE AT MARCH 31, 1997          $8,982,842       $675,757      $(2,290)     $(8,421,767)      $ 1,234,542
                                   ==========       ========      =======      ===========       ===========

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED MARCH 31, 1997 AND 1996

---------------------------------------------------------------------------------------------------------------------
                                                                                             1997              1996
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                               $(1,321,464)       $(236,743)
                                                                                         -----------        ---------
  Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities:
    Depreciation                                                                              85,936           77,009
    Amortization and write-off of software development costs                                 107,514          103,306
    Reserve for obsolete inventory                                                           824,385
    Provision for doubtful accounts                                                            4,304           (1,812)
    Loss on disposal of fixed assets                                                                              613
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable                                             162,221         (336,770)
      (Increase) decrease in inventory                                                        26,745         (512,512)
      Increase in prepaid expenses                                                            (7,327)         (15,845)
      Increase in accounts payable                                                            98,534          288,567
      Increase in accrued expenses                                                            81,629           81,037
      Decrease in accrued lease termination costs                                                             (52,932)
      Increase in deferred maintenance revenue                                                32,696            2,511
                                                                                         -----------        ---------
           Total adjustments                                                               1,416,637         (366,828)
                                                                                         -----------        ---------
           Net cash provided by (used in) operating activities                                95,173         (603,571)
                                                                                         -----------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from marketable securities                                                        233,330          816,788
  Purchase of fixed assets                                                                   (29,178)         (86,421)
  Expenditures for software development costs                                               (144,859)        (139,701)
                                                                                         -----------        ---------
           Net cash provided by investing activities                                          59,293          590,666
                                                                                         -----------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock                                                             262            7,268
  Payment on notes payable                                                                   (45,000)
                                                                                         -----------        ---------
           Net cash provided by (used in) financing activities                               (44,738)           7,268
                                                                                         -----------        ---------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                                                109,728           (5,637)

CASH AND CASH EQUIVALENTS:
  Beginning of period                                                                        203,441          118,713
                                                                                         -----------        ---------
  End of period                                                                          $   313,169        $ 113,076
                                                                                         ===========        =========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 1996 AND AS OF MARCH 31, 1997 AND 1996 AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS THEN ENDED (INFORMATION RELATED TO THE THREE AND NINE MONTHS ENDED MARCH 31, 1997 AND 1996 IS UNAUDITED)
-------------------------------------------------------------------------------

1.    INITIAL PUBLIC OFFERING

      In January 1994, Cintech Tele-Management Systems, Inc. (the "Company") completed its initial public offering of 2,181,820 shares of common stock. The Company's shares are traded on the Toronto Stock Exchange (TSE) under the symbol "CTM".

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF BUSINESS - The Company develops and markets computer software in the emerging Computer-to-Telephone Integration (CTI) industry which integrates the voice functions of the telephone with the data functions of the computer to provide various business applications. This provides the means for small to mid-sized offices to take advantage of the rapid advances and emerging capabilities of CTI. This is accomplished through StarDome, the Company's marketing and distribution organization that offers Business and Personal Computer Telephony Applications to this market. StarDome applications may be developed by the Company or by selected development companies. These products are offered through the Company's extensive distribution network with all the major telephone companies in North America.

      USE OF ESTIMATES - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FINANCIAL STATEMENT PRESENTATION - These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and are expressed in United States dollars. The differences in accounting principles generally accepted in the United States of America and Canada are described in Note 9.

      REVENUE - Generally, the Company records revenue from product sales when the product is shipped. Contracts with certain distributors may have terms which cause the Company to record revenue when the product is sold to third parties. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

      The Company sells product maintenance agreements which provide for repair of hardware and no-cost upgrade of software. These agreements normally cover a one-year period with revenue being recognized on a straight-line basis over the maintenance period.

      DEPRECIATION - Fixed assets are carried at cost. Depreciation is based on the estimated useful lives of the assets and is computed using an accelerated method. Depreciation is computed using the following useful lives:

           Equipment                      5 years
           Furniture and Fixtures         7 years

      INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Due to slower than expected sales, the Company decided to record a reserve of approximately $800,000 for OCTuS PCTA inventory during the fiscal third quarter. This reserve represents essentially the entire cost of the OCTuS PCTA-related retail product inventory. Inventories consist of:

                                            MARCH 31,           JUNE 30,          MARCH 31,
                                               1997               1996              1996
Literature and other documentation         $  36,792          $   70,935         $   59,117
Computer hardware                            995,706             973,166            952,891
Allowance for obsolete inventory            (873,668)            (34,141)
                                           ---------          ----------         ----------
Total inventory                            $ 158,830          $1,009,960         $1,012,008
                                           =========          ==========         ==========

SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the telephony industry.

The Company had sales to major distributors, as follows:

                         SALES FOR THE THREE MONTHS                           SALES FOR THE NINE MONTHS
                               ENDED MARCH 31,                                     ENDED MARCH 31,
                        1997               1996                         1997                       1996
              ---------------------- ----------------------- ---------------------------- ------------------------
                    Amount     %          Amount        %          Amount           %           Amount        %
Distributor A    $1,175,150   61%                                $2,809,490        56%
Distributor B                            $347,788      15%                                     $677,734      11%
                 ----------   --         --------      --        ----------        --          --------      --
Total            $1,175,150   61%        $347,788      15%       $2,809,490        56%         $677,734      11%
                 ==========   ==         ========      ==        ==========        ==          ========      ==

      The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:

                                 DISTRIBUTORS      PERCENT OF
                                                    GROSS
                                                   ACCOUNTS
                                                  RECEIVABLE
March 31, 1997                             1          66%
June 30, 1996                              2          58%

      INTERNATIONAL SALES - The Company had international sales as follows:

                    Sales for the Three Months Ended March 31,                 Sales for the Nine Months Ended March 31,
                         1997                          1996                        1997                      1996
               ------------------------     -----------------------       ----------------------   ----------------------
                 Amount           %               Amount       %             Amount           %          Amount          %
Canada          $27,654           1%            $227,587       10%          $ 93,480          2%        $647,691        11%
Other                                              5,405                      27,870                       6,845
                -------          --             --------       --           --------         --         --------        --
Total           $27,654           1%            $232,992       10%          $121,350          2%        $654,536        11%
                =======          ==             ========       ==           ========         ==         ========        ==


      SOFTWARE DEVELOPMENT COSTS - Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product. Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. As the Company's products are in their early product life cycle, the capitalized costs are amortized on a straight-line basis over the estimated economic life of the product.

      Costs capitalized were $51,977 and $74,338 and related amortization was $35,687 and $37,755 for the three months ended March 31, 1997 and 1996, respectively. Write offs of capitalized costs were $26,585 in the three months ended March 31, 1997. Costs capitalized were $144,859 and $139,701 and related amortization was $80,929 and $103,306 for the nine months ended March 31, 1997 and 1996, respectively.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values. The Company's notes payable also approximate fair value based on the borrowing rates currently available to the Company for notes with similar terms and average maturities.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

      RECLASSIFICATION - Certain fiscal 1996 amounts have been reclassified in order to conform to fiscal 1997 presentation.

3.    MARKETABLE SECURITIES

      The Company maintains various investments in treasury bills which are classified as held to maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. The cost and market value of the investments are summarized below:

                                                                                               NET
                                                                   AMORTIZED                UNREALIZED
DESCRIPTION                                                          COST        MARKET        GAIN
March 31, 1997 - United States Treasury Bills                      $537,061     $550,461     $13,400
                                                                   ========     ========     =======
June 30, 1996 - United States Treasury Bills                       $770,391     $778,146     $ 7,755
                                                                   ========     ========     =======
March 31, 1996 - United States Treasury Bills                      $928,874     $944,959     $16,085
                                                                   ========     ========     =======


4.    OPERATING LEASES

      OPERATING LEASES - The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in April 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

      The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is as follows:

Year Ending March 31:
  1998                        $   176,813
  1999                            205,000
  2000                            206,250
  2001                            220,000
  2002                            220,000
  2003                             18,333


      Rent expense for the leased office space was $73,276 in both the three-month periods ended March 31, 1997 and 1996, respectively. Rent expense for the leased office space was $219,829 and $203,651 in the nine-month periods ended March 31, 1997 and 1996, respectively.

      During 1996 and 1995, the Company remained obligated for the lease on its former office facility in Cincinnati, Ohio leased from a partnership in which two of the Company's stockholders, one of whom is also a director, are partners. As a result of the duplicate office facility the Company accrued as lease termination cost the remaining lease payments on the Cincinnati facility, less projected sublease income and expenses. In May 1996, this obligation was removed through a buyout of the lease as discussed in Note 5.

5.    NOTES PAYABLE

      Notes Payable consisted of the following at March 31, 1997 and June 30, 1996, respectively:

                                            MARCH 31,       JUNE 30,
                                              1997            1996
Term Note Payable - Bank                     $ 45,000        $ 90,000
Term Note Payable - Other                      40,000          40,000
                                             --------        --------
Total                                        $ 85,000        $130,000
                                             ========        ========

      The Term Note Payable - Bank bears interest at the prime lending rate (8.25% at March 31, 1997). The remaining term is 9 months. The note is secured by various securities on deposit with the bank.

      The Term Note Payable - Other bears interest at 6%. The term of the note is for 12 months with principal and interest due in full on May 13, 1997. The note is with a partnership in which two of the Company's stockholders, one of whom is also a director, are partners.

      The notes are a result of the buyout of the lease on the Company's former office facility in Cincinnati, Ohio. As a result of the lease buyout, the Company has eliminated the liability for accrued lease termination costs.

6.    CAPITAL STOCK AND LOSS PER SHARE

      The following schedule is a summary of the Company's shares of capital stock.

                                                  COMMON                          IN
                                AUTHORIZED        ISSUED       OUTSTANDING     TREASURY
Balance at March 31, 1997       15,000,000      12,281,751      12,279,751      2,000
                                ==========      ==========      ==========      =====

Balance at June 30, 1996        15,000,000      12,281,371      12,279,371      2,000
                                ==========      ==========      ==========      =====

Balance at March 31, 1996       15,000,000      12,272,331      12,270,331      2,000
                                ==========      ==========      ==========      =====



      Loss per common share was based on the weighted average number of common shares outstanding during each period. Exercise of stock options is not assumed as the effect is antidilutive. The weighted average number of common shares outstanding was 12,279,751 and 12,270,331 for the three months ended March 31, 1997 and 1996, respectively and 12,279,498 and 12,267,028 for the nine months ended March 31, 1997 and 1996, respectively.

7.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. In February 1994 the Company granted 141,500 stock options to purchase common stock at prices which reflect a discount from the market value at the date of grant. The related compensation expense is recognized over the period earned. Options granted become exercisable over a two-year period and expire at the end of ten years from the date of grant. In November 1994, the Company adjusted the exercise price on the options to $.88. In March 1995, the Company granted an additional 118,000 stock options. These options were granted at prices equal to the market value at the date of grant and become exercisable over a four-year period and expire at the end of ten years from the date of grant. In January, March, June, August and October of 1996, the Company granted additional stock options of 35,000; 10,000; 174,015; 50,000 and 7,500, respectively. These options were all granted at prices equal to market value at the date of the grant and become exercisable over a four-year period and expire at the end of ten years from the date of grant. The status of stock options granted at March 31, 1997, June 30, 1996 and March 31, 1996 is as follows:

                                                                March 31,         June 30,          March 31,
                                                                   1997             1996              1996
Forfeited                                                        127,031           95,213             84,226
Exercised                                                         21,265           20,885             11,845
Currently exercisable                                             90,447           90,447             61,837
Exercisable in fiscal year 1997                                   60,225           72,405             51,501
Exercisable in fiscal year 1998                                   85,334           72,405             51,502
Exercisable in fiscal year 1999                                   77,834           72,405             32,339
Exercisable in fiscal year 2000                                   61,379           54,755             11,250
Exercisable in fiscal year 2001                                   12,500
                                                                 -------          -------            -------
Total options granted                                            536,015          478,515            304,500
                                                                 =======          =======            =======

      In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company beginning July 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees.

8.    INCOME TAXES

      Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

      Deferred taxes consist of the following:

                                                             March 31,           June 30,          March 31,
                                                                1997               1996              1996
Current deferred tax asset:
  Deferred revenue                                           $  58,943           $ 47,827         $  30,776
  Inventory reserve                                            280,291                  -                 -
  Accrued compensation                                           8,086              9,411            10,156
  Reserves not currently deductible                             25,283             18,267            18,789
  Accrued lease termination costs                                                                    54,043
  Accrued rent                                                  22,026             14,328            11,641
                                                             ---------           --------         ---------
           Total                                               394,629             89,833           125,405
  Less valuation allowance                                    (394,629)           (89,833)         (125,405)
                                                             ---------           --------         ---------
Net                                                          $       -           $      -         $       -
                                                             =========           ========         ==========

                                                                March 31,           June 30,          March 31,
                                                                   1997               1996               1996
Non-current deferred tax asset:
  Accrued lease termination costs                              $         -       $         -         $    12,620
  Net operating loss carryforward                                2,347,134         2,173,836           2,359,569
  Research and development credits                                 151,175           134,525             128,975
                                                               -----------       -----------         -----------
           Total                                                 2,498,309         2,308,361           2,501,164
Non-current deferred tax liability:
  Deferred software development costs                             (124,826)         (103,007)            (91,376)
                                                               -----------       -----------         -----------
  Net non-current deferred tax asset                             2,373,483         2,205,354           2,409,788
  Less valuation allowance                                      (2,373,483)       (2,205,354)         (2,409,788)
                                                               -----------       -----------         -----------
Net                                                            $         -       $         -         $         -
                                                               ===========       ===========         ===========


      The provision for income taxes for the three months and nine months ended March 31, 1997 and 1996 consists of the following:


                                    For the Three       For the Three       For the Nine       For the Nine
                                     Months Ended        Months Ended       Months Ended       Months Ended
                                       March 31,           March 31,          March 31,           March 31,
                                         1997                1996               1997               1996
Current provision                     $       -           $      -            $       -          $       -
Deferred credit                         303,674             17,549              472,925            306,184
                                      ---------           --------            ---------          ---------
           Total                        303,674             17,549              472,925            306,184
Less increase in
   the valuation allowance             (303,674)           (17,549)            (472,925)          (306,184)
                                      ---------           --------            ---------          ---------
Income tax expense                    $       -           $      -            $       -          $       -
                                      =========           ========            =========          =========


      At March 31, 1997, the Company has net operating loss carryforwards of approximately $6,903,000 for U.S. Federal tax purposes. Such loss carryforwards, if unused as offsets to future taxable income, will expire beginning in 2002 and continuing through 2011. Also at March 31, 1997, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $151,000 which will begin to expire in 2003.

9. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

      During the three months and nine months ended March 31, 1997 and 1996, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures and equipment are depreciated over useful lives of seven and five years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures and equipment are to be depreciated over useful lives of five and three years, respectively, using a straight-line method. The difference does not have a material effect on income nor on the earnings per share calculation.

                                  * * * * * *


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